Exhibit 19.1

Lifeway Foods, INC.

Policy on Insider Trading

As adopted by the Board of Directors

On August 12, 2024

This Insider Trading Policy describes the standards of Lifeway Foods and its subsidiaries (the “Company”) regarding trading in the stock and other securities of the Company while in possession of certain confidential information. This Policy is divided into three parts:

Part I provides a layman’s explanation of the policy and some general rules;

Part II prohibits trading in certain circumstances and applies to all directors, officers, employees and their respective immediate family members of the Company; and

Part III imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company; (iii) certain independent contractors defined in Part II and (iv) the employees listed on Appendix A.

PART I

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading isn’t about trading as much as it is about using the Company’s information for your own profit. More specifically, insider trading occurs when a person takes information that the public does not know (called “material nonpublic information”) that he or she learned through their involvement with the Company about the Company, its customers, suppliers, or others with which the Company does (or may do) business and (i) uses that information to make decisions to purchase, sell, give away, or otherwise trade the Company’s stock or securities or (ii) provides that information to others outside the Company. The prohibitions against insider trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.”

The terms “Immediate Family,” “Material” and “Nonpublic” are defined in this Policy under Part II, Section 3 below.

For purposes of this policy, a “trade” or “transaction” includes any purchase, sale, gift or similar exchange.

General Rules

The following General Rules are defined and governed more specifically by Part II and Part III:

1.	Don’t trade while in possession of material nonpublic information.

2.	When in doubt about whether you have material nonpublic information, pre-clear your trades with the Company’s CFO (our designated Compliance Officer).

3.	If you are a director or an officer, you should pre-clear all trades so that we can ensure that you do not violate federal law and that you make all proper disclosures.

1

4.	Don’t give “tips” or otherwise share nonpublic information with others.

5.	Discussing private Company information with the public, including with the press or analysts, with customers or suppliers, or online (including social media) could create substantial liability for you and the Company.

6.	Don’t engage in speculative transactions in the Company’s stock.

7.	Don’t allow your immediate family members (or family trust administrators) to violate this policy.

PART II

1. Applicability

This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds, and convertible securities, as well as to derivative securities relating to any of the Company’s securities, even if not issued by the Company.

This Policy applies to (collectively referred to in this Policy as “you”):

•	all officers of the Company, all members of the Company’s board of directors and the employees of the Company as set forth on Appendix A (collectively, “Pre-Clearance Persons”);

•	all employees of the Company, all independent contractors of the Company and any other persons who have access to material nonpublic information about the Company (together with Pre-Clearance Persons, “Covered Persons”);

•	all persons (including but not limited to Immediate Family of Covered Persons) who reside with such Covered Persons;

•	Immediate Family of Covered Persons who do not reside with such Covered Persons, but whose transactions in the Company’s securities are (i) directed by such Covered Persons, and/or (ii) subject to the influence or control of such Covered Persons (such as parents or children who consult with such Covered Persons before they trade in the Company’s securities); and

•	as to each of the above persons, entities over which any such person above has influence or control (such as corporations, partnerships or trusts).

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a) You may not purchase or sell, or offer to purchase or sell, any Company security, regardless of whether it is issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part II, Section 3(a) and (b) below.)

(b) You may not communicate any material nonpublic information about the Company to (“tip”) any other person whatsoever, including Immediate Family and friends, or otherwise disclose such information without the Company’s authorization. This includes giving trading advice. For example, “I am not going to share information with you, but I would sell those shares if I were you ...” is not compliance.

2

(c) No Covered Person may purchase or sell any security of any other company, regardless of whether it was issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No Covered Person who knows of any such material nonpublic information may tip any other person, including Immediate Family and friends, or otherwise disclose such information without the Company’s authorization.

(d) For compliance purposes, you should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have any reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part II, Section 3(c) below).

(e) Pre-Clearance Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part III, Section 3 below.

3. Definitions

(a) Immediate Family Means a person’s spouse, parents, grandparents, children, grandchildren and siblings, including such relationships that arise through marriage or adoption.

(b) Material Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) financial results and projections (including the Company’s own expectations regarding its future financial results or how they differ from analysts’ expectations);

(ii) significant changes in the Company’s prospects;

(iii) significant write-downs in assets or increases in reserves;

(iv) developments regarding significant litigation or government agency investigations;

(v) liquidity problems;

(vi) changes in earnings estimates or unusual gains or losses in major operations;

(vii) major changes in management;

(viii) changes in dividends;

(ix) extraordinary borrowings;

(x) award or loss of a significant contract;

3

(xi) changes in debt ratings;

(xii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

(xiii) offerings of Company securities; and

(xiv) pending statistical reports (such as, consumer price index, money supply and retail figures, or interest rate developments);

(xv) stock splits;

(xvi) Company share repurchases;

(xvii) significant business trends and metrics; and

(xviii)    significant developments in products or services.

Either positive or negative information may be material. Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

(c) Nonpublic Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until after the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

For clarity, examples of nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information ( two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

4

(d) Compliance Officer. The Company has appointed the Chief Financial Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;

(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii) pre-clearing all trading in securities of the Company by Pre-Clearance Persons in accordance with the procedures set forth in Part III, Section 3 below; and

(iv) providing approval of any Rule 10b5-1 plans under Part III, Section 1(c) below and any prohibited transactions under Part III, Section 4 below.

(v) providing a reporting system with an effective whistleblower protection mechanism.

4. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-imposed Penalties. Covered Persons and other employees who violate this Policy may be subject to disciplinary action by the Audit and Corporate Governance Committee of the Board of Directors of the Company or any executive officer to whom the Audit and Corporate Governance Committee may delegate such authority, or, in the case of an independent director, the Board of Directors of the Company with such independent director abstaining from the disciplinary process. Disciplinary action may include, without limitation,:

(i) ineligibility for future participation in the Company’s equity incentive plans;

(ii) forfeiture (including a requirement to return or pay over to the Company) of previously vested or paid equity, bonus or incentive compensation or realized gains on such equity compensation;

5

(iii) forfeiture or loss of unvested, unearned or earned but unpaid equity, bonus or incentive compensation;

(iv) non-receipt of or exclusion from future salary or wage increases or future awards of equity, bonus or incentive compensation;

(v) required divestiture of the securities purchased in violation of this Policy with disgorgement to the Company of any profits of such disposition matched against any acquisitions within a six month period, additional sanctions or fines;

(vi) elimination of or reduction in duties, responsibilities and authority, and concomitant reduction in salary or wages;

(vii) receipt of a letter of reprimand or censure, with a copy filed in the personnel file; reassignment to a different work location, in the same or a different facility;

(viii) reimbursement of the Company and third parties for all losses, damages, expenses or penalties incurred by the Company or third parties;

(ix) dismissal for cause or exclusion of such person from nomination for election as director;

(x) commencement of a lawsuit or other proceeding to recover damages or enjoin acts or omissions;

(xi) referral of any matter to governmental or regulatory authorities, in the case of violations of this Policy that involve illegal behavior;

(xii) and any other action that the Company deems necessary or appropriate.

Any exceptions to the Policy, if permitted, may only be granted by the Company’s Audit and Corporate Governance Committee and must be provided in writing before any activity contrary to the above requirements takes place.

5. Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer, Eric Hanson, erich@lifeway.net.

PART III

1. Blackout Periods

All Pre-Clearance Persons are prohibited from trading in the Company’s securities during blackout periods as defined below. If you are not identified as a Pre-Clearance Person and you are not in possession of material non-public information, then you are not subject to the restrictions in this Part III.

(a) Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on the last day of the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company’s financial results are publicly disclosed, so long as there is no material information or information in the subsequently filed Form 10-K or Form 10-Q that doesn’t appear in the earnings release and Form 10 Q or Form 10 K is filed (the “Quarterly Blackout Period”). During these periods, Pre-Clearance Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

6

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose Special Blackout Periods during which Pre-Clearance Persons are prohibited from trading in the Company’s securities. If the Company imposes a Special Blackout Period, it will notify the Pre-Clearance Persons affected. Notice of any special blackout period must be kept confidential, even among others in the Company.

(c) Exception. These trading restrictions do not apply to transactions under a preexisting written plan, contract, instruction, or arrangement (an “Approved 10b5-1 Plan”) that meets the applicable SEC rules and regulations, including without limitation, Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally such plans:

(i) Must be established in good faith at a time when the securityholder is not aware of any material nonpublic information about the Company;

(ii) Must provide specific instructions as to amount, price and timing for the purchase or sale of Company securities;

(iii) Must comply with the applicable “cooling off” period before trades can begin under the plan or alternatively could delegate investment discretion to an independent third party, such as a broker, who then makes trading decisions without further input from the securityholder;

Any Approved 10b5-1 Plan established by a Pre-Clearance Person must be reviewed and pre-approved by the Compliance Officer, and may be established only at a time when the Pre-Clearance Person is not subject to a blackout period.

All modifications and terminations of a Pre-Arranged Trading Plan by a Pre-Clearance Person must also be reviewed and pre-approved by the Compliance Officer.

2. Trading Window

Pre-Clearance Persons are permitted to trade in the Company’s securities when no blackout period is in effect (a “Trading Window”). Generally this means that Pre-Clearance Persons can trade during the period beginning on the day that one Quarterly Blackout Period ends until the next Quarterly Blackout Period begins. However, even during this trading window, and even if you have received pre-approval for a transaction, you may not trade in the Company’s securities if you are in possession of any material nonpublic information until two trading days following the date that the information has been made publicly available or the information is no longer material. In addition, the Company may close this trading window if it imposes a Special Blackout Period on Pre-Clearance Persons until such time as the Special Blackout Period ends.

3. Pre-clearance of Securities Transactions

(a) Because Pre-Clearance Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a Trading Window, without first pre-clearing all transactions in the Company’s securities.

7

(b) Subject to the exemption in subsection (d) below, no Pre-Clearance Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift or loan of) any Company security at any time without first obtaining prior written approval from the Compliance Officer. No Pre-Clearance Person may pledge any Company security as collateral for a loan at any time without first obtaining prior written approval from a majority of the Company’s Board of Directors’ disinterested independent directors; provided that no pledge of Company securities will be approved if the number of Company securities so pledged, when taken together in the aggregate with any other pledged Company securities of such Pre-Clearance Person, exceed the lesser of (x) ten percent (10%) of Company securities beneficially owned by such Pre-Clearance Person and (y) one percent (1%) of the then outstanding securities of the Company. These procedures also apply to transactions by:

(i) all persons (including but not limited to Immediate Family of such Pre-Clearance Person) who reside with such Pre-Clearance Person; and

(ii) entities over which any such person above has influence or control (such as corporations, partnerships or trusts).

(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of you should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4. Prohibited Transactions

(a) Pre-Clearance Persons, which for purposes of this Section 4(a) shall include any person’s spouse, minor children, other persons living in such person’s household and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Company’s Board of Directors:

(i) Short-term trading. Pre-Clearance Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

(ii) Short sales. Pre-Clearance Persons may not sell the Company’s securities short;

(iii) Options trading. Pre-Clearance Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;

(iv) Trading on margin or pledging. Pre-Clearance Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

(v) Hedging. Pre-Clearance Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

8

5. Prompt Reporting of Trades by Directors, Section 16 Officers and Subsidiary Executive Officers

All directors, all employees of the Company that the Board has determined are officers of the Company under Section 16 of the Exchange Act (each, a “Section 16 Officer”) and executive officers of the Company’s subsidiaries are required to submit to the Compliance Officer a copy of any trade order or confirmation relating to the purchase or sale of Company securities, or information regarding any gift of Company securities, within one business day of any such transaction, including but not limited to transactions pursuant to an Approved 10b5-1 Plan. This information is necessary to enable the Company to monitor trading by directors, Section 16 Officers and executive officers of the Company’s subsidiaries and ensure that all such trades are properly reported to the SEC.

6. Post-Termination Transactions

This policy will continue to apply to you after your employment with the Company terminates or after you cease to provide services to the Company until such time as you are no longer aware of material nonpublic information. In addition, certain trades in Company Securities may be reportable by Section 16 Officers and Directors for up to six months following departure from the Company. For this reason, Section 16 Officers and directors should continue to notify the Company of any trades during this time.

7. Acknowledgment and Certification.

All Covered Persons are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)
Date:

9

APPENDIX A

The following persons (or persons holding the offices) below are “Pre-Clearance Persons” for purposes of this Policy as of August 12, 2024.

Members of the Board of Directors

Chief Executive Officer

Chief Financial Officer

Senior Executive Vice President, Sales

Section 16 Officers

Executive Officers under Rule 3b-7 of the Exchange Act

Legal department

All employees that prepare (or assist with preparing) Form 10-K and Form 10-Q reports

Company officers and employees that serve as members of the management disclosure committee

Corporate Controller

Assistant Controller

Vice President, Financial Planning & Analysis

Accounting Manager

Executive officers of the Company’s subsidiaries

10

11